                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

                                      among

                               MAXXAR Corporation,

             The Stockholders listed on Schedule I attached hereto,

                Open Solutions Inc. and OSI Acquisition Sub, Inc.

                                February 24, 2004

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                                TABLE OF CONTENTS

Section                                                                                                            Page
-------                                                                                                            ----
1.       Purchase and Sale of the Shares.........................................................................    1
         1.01.    Purchase of the Shares from the Stockholders...................................................    1
         1.02.    Further Assurances.............................................................................    1
         1.03.    Base Purchase Price for the Shares.............................................................    2
         1.04.    Post Closing Adjustments.......................................................................    2
         1.05.    Payments on Account of Adjustments.............................................................    4
         1.06.    Withholding Taxes..............................................................................    6
         1.07.    Stockholders' Representative...................................................................    7
         1.08.    Closing........................................................................................    8
2.       Representations of Each Stockholder Regarding His Shares................................................    8
3.       Representations of the Stockholders and the Company Regarding the Company...............................    9
         3.01.    Organization...................................................................................    9
         3.02.    Capitalization of the Company..................................................................    9
         3.03.    Subsidiaries...................................................................................   10
         3.04.    Authorization..................................................................................   10
         3.05.    Financial Statements...........................................................................   11
         3.06.    Absence of Undisclosed Liabilities.............................................................   11
         3.07.    Litigation.....................................................................................   12
         3.08.    Insurance......................................................................................   12
         3.09.    Personal Property..............................................................................   12
         3.10.    Intangible Property............................................................................   13
         3.11.    Leases.........................................................................................   14
         3.12.    Real Estate....................................................................................   14
         3.13.    Inventory......................................................................................   14
         3.14.    Accounts Receivable............................................................................   15
         3.15.    Tax Matters....................................................................................   15
         3.16.    Books and Records..............................................................................   18
         3.17.    Contracts and Commitments......................................................................   18
         3.18.    Compliance with Environmental Laws.............................................................   20
         3.19.    Employee Relations.............................................................................   21
         3.20.    Employee Benefit Plans.........................................................................   21
         3.21.    Absence of Certain Changes or Events...........................................................   25
         3.22.    Customers......................................................................................   26
         3.23.    Suppliers......................................................................................   26
         3.24.    Warranty and Product Liability Claims..........................................................   26
         3.25.    Prepayments and Deposits.......................................................................   26
         3.26.    Indebtedness to and from Officers, Directors and Stockholders..................................   27
         3.27.    Banking Facilities.............................................................................   27
         3.28.    Powers of Attorney and Suretyships.............................................................   27
         3.29.    Conflicts of Interest..........................................................................   27
         3.30.    Regulatory Approvals...........................................................................   28
         3.31.    Note Payable...................................................................................   28

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
         3.32.    Note Receivable................................................................................   28
         3.33.    Disclosure.....................................................................................   28
         3.34.    Absence of Other Representations and Warranties................................................   28
4.       Representations of Open Solutions and the Buyer.........................................................   28
         4.01.    Organization and Authority.....................................................................   28
         4.02.    Authorization..................................................................................   29
         4.03.    Regulatory Approvals...........................................................................   29
         4.04.    Disclosure.....................................................................................   29
         4.05.    Investment Representation......................................................................   29
5.       Closing Conditions of Open Solutions and the Buyer......................................................   29
         5.01.    Governmental Approvals.........................................................................   30
         5.02.    Consent of Lenders, Lessors and Other Third Parties............................................   30
         5.03.    Adverse Proceedings............................................................................   30
         5.04.    Opinion of Counsel.............................................................................   30
         5.05.    Update.........................................................................................   30
         5.06.    Closing Deliveries.............................................................................   30
         5.07.    Discharge of Notes.............................................................................   31
         5.08.    FIRPTA Affidavit...............................................................................   31
6.       Closing Conditions of the Stockholders..................................................................   32
         6.01.    Corporate Proceedings..........................................................................   32
         6.02.    Governmental Approvals.........................................................................   32
         6.03.    Consents of Lenders, Lessors and Other Third Parties...........................................   32
         6.04.    Adverse Proceedings............................................................................   32
         6.05.    Closing Deliveries.............................................................................   32
7.       Indemnification.........................................................................................   32
         7.01.    By the Stockholders............................................................................   33
         7.02.    Claims for Indemnification.....................................................................   34
         7.03.    Defense by the Stockholders....................................................................   34
         7.04.    Payment of Indemnification Obligation..........................................................   35
         7.05.    Survival of Representations; Claims for Indemnification........................................   35
         7.06.    Additional Limitations on Indemnification......................................................   36
         7.07.    Exclusive Remedy...............................................................................   36
         7.08.    Treatment of Indemnity Payments................................................................   36
         7.09.    Indemnification by Open Solutions and the Buyer................................................   36
         7.10.    Resolution of Claims...........................................................................   36
8.       Tax Matters.............................................................................................   37
         8.01.    Tax Audits and Contests; Cooperation...........................................................   37
         8.02.    Allocation of Certain Taxes....................................................................   38
         8.03.    Conveyance Taxes...............................................................................   38
9.       Post-Closing Agreements.................................................................................   38
         9.01.    Proprietary Information........................................................................   38
         9.02.    No Solicitation or Hiring of Former Employees..................................................   38
         9.03.    Non-Competition Agreement......................................................................   39
10.      Dispute Resolution......................................................................................   39
11.      Brokers.................................................................................................   39

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

         11.01.   For the Stockholders and the Company...........................................................   40
         11.02.   For the Buyer..................................................................................   40
12.      Notices.................................................................................................   40
13.      Successors and Assigns..................................................................................   40
14.      Entire Agreement; Amendments; Attachments...............................................................   41
15.      Severability............................................................................................   41
16.      Investigation of the Parties............................................................................   41
17.      Expenses................................................................................................   41
18.      Press Releases and Announcements........................................................................   42
19.      Governing Law...........................................................................................   42
20.      Waiver of Trial By Jury.................................................................................   42
21.      Section Headings........................................................................................   42
22.      Counterparts............................................................................................   42

Schedules to be provided by the Stockholders and the Company

  I        -    Selling Stockholders
3.02       -    Capitalization of the Company
3.03       -    Subsidiaries
3.04       -    Third Party Consents
3.05       -    Financial Statements
3.06       -    Undisclosed Liabilities
3.07       -    Litigation
3.08       -    Insurance
3.09       -    Personal Property
3.10       -    Intangible Property
3.11       -    Leases
3.13       -    Inventory
3.14       -    Accounts Receivable
3.15       -    Tax Matters
3.17       -    Contracts
3.17(d)    -    Royalty Payment Contracts
3.18       -    Permits
3.19       -    Employee Relations
3.20       -    Employee Plans
3.21       -    Certain Changes and Events
3.22       -    Customer List
3.23       -    Suppliers
3.24       -    Warranty and Product Liability Claims
3.25       -    Prepayments and Deposits
3.26       -    Affiliated Indebtedness
3.27       -    Banking Facilities
3.28       -    Powers of Attorney and Suretyships
3.29       -    Conflicts of Interest
3.30       -    Regulatory Approvals
7.01(h)    -    Certain Indemnities
9.03       -    Non-Competition

Exhibits

A        -      Escrow Agreement
B        -      Opinion of Counsel to the Stockholders and the Company

                                     - iv -
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                            STOCK PURCHASE AGREEMENT

                  Agreement (the "Agreement") made as of the 24th day of February, 2004 by and among Open Solutions Inc., a Delaware corporation with its principal office at 300 Winding Brook Drive, Glastonbury, Connecticut 06033 ("Open Solutions"), OSI Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Open Solutions (the "Buyer"), MAXXAR Corporation, a Michigan corporation with its principal office at 28033 Center Oaks Court, Wixon, Michigan 48393-3327 (the "Company"), and the Stockholders listed on
Schedule I attached hereto (individually, a "Stockholder" and collectively, the "Stockholders"), who own all of the issued and outstanding capital stock of the Company.

                              Preliminary Statement

                  1. Each of the Stockholders owns the number of the issued and outstanding shares (collectively, the "Shares") of the common stock, $0.01 par value per share (the "Common Stock"), of the Company set forth opposite his or her name on Schedule I attached hereto, which Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company.

                  2. The Buyer desires to purchase, and the Stockholders desire to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1.       Purchase and Sale of the Shares

         1.01. Purchase of the Shares from the Stockholders. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all the Shares owned by such Stockholder, as set forth opposite such Stockholder's name on Schedule I attached hereto. At the Closing, each Stockholder shall deliver to the Buyer certificates evidencing the Shares owned by such Stockholder duly endorsed in blank or with stock powers duly executed by such Stockholder.

         1.02. Further Assurances. At any time and from time to time after the Closing, at the request of Open Solutions or the Buyer and without further consideration, each of the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation which are consistent with this Agreement, and take all such other action as Open Solutions or the Buyer may reasonably request, to further effectuate the transfer, conveyance and assignment to the Buyer, to confirm the Buyer's title to, all of the Shares owned by such Stockholder, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. At any time and from time to time after the Closing, Open Solutions and the Buyer shall execute such instruments and documents which are consistent with this Agreement as may reasonably be requested by the Stockholders' Representative (as defined in Section 1.07(a) hereof) to effectuate the transactions contemplated by this Agreement and to carry out the purpose and intent of this Agreement.

         1.03.    Base Purchase Price for the Shares.

                  (a) The purchase price to be paid by the Buyer for the Shares shall be Six Million Five Hundred Thousand Dollars ($6,500,000) (the "Base Purchase Price"), subject to adjustment pursuant to Sections 1.04 and 1.05 hereof. The Base Purchase Price shall be payable in the manner described in paragraph (b) of this Section 1.03.

                  (b)      At the Closing, the Buyer shall deliver:

                           (i)      to the Stockholders' Representative (as
defined in Section 1.07 hereof), the sum of Five Million Seven Hundred and Fifty Thousand Dollars ($5,750,000) in cash, by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Stockholders' Representative, for distribution to the Stockholders by the Stockholders' Representative in the amount set forth opposite each such Stockholder's name on Schedule I attached hereto.

                           (ii)     to U.S. Bank National Association, as escrow
agent (the "Escrow Agent"), the sum of Seven Hundred and Fifty Thousand Dollars ($750,000), to be held in an interest-bearing escrow account pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"), as a reserve (the "Reserve Account") for all or part of any adjustments pursuant to Section 1.04 and to satisfy all or part of any claims for indemnity pursuant to Section 7 hereof. The parties agree to provide all executed written notices and assurances to the Escrow Agent as are necessary for the disbursement of the Reserve Account in accordance with this Agreement.

         1.04.    Post Closing Adjustments. The Base Purchase Price set forth in
Section 1.03 hereof shall be subject to adjustment after the date of the Closing (the "Closing Date") as follows:

                  (a) Not later than 60 days after the Closing Date, Open Solutions shall cause PricewaterhouseCoopers LLP (the "Buyer's Auditors") to deliver a balance sheet of the Company as of the Closing Date (as corrected pursuant to Section 1.04(c) hereof, the "Closing Balance Sheet") to Open Solutions, the Stockholders' Representative (as defined in Section 1.07(a) hereof) and the Escrow Agent. The Closing Balance Sheet shall be prepared without any adjustments applicable solely as a result of the acquisition of the Shares by the Buyer on the Closing Date and without any adjustments to the federal income tax payable of the Company ($259,837) reflected on the Balance Sheet (as defined in Section 3.05(a)). In addition, the Closing Balance Sheet shall be prepared in accordance with the accounting practices, policies and methodologies used historically by the Company and used in the computation of the Balance Sheet (the "Company's Past Accounting Practices"), whether or not the Company's Past Accounting Practices are consistent with generally accepted accounting principles. The Company's Past Accounting Practices that relate to the preparation of a balance sheet (e.g., the

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Balance Sheet and the Closing Balance Sheet) are (i) no reserves, allowances or charges relative to any current asset on the Balance Sheet, including reserves for uncollectable accounts receivable (except for the EOR Reserve (as defined in Section 3.14)) or for obsolete or slow-moving inventory, (ii) carrying inventory at cost (and not the lower of cost or market), without markdowns or amortization charges, (iii) carrying no accruals, reserves or liabilities for warranty costs, vacation and paid time off, (iv) full revenue recognition on product sales at the time of shipment (as opposed to "subscription sale" or other accounting methods), (v) the accrual of royalty and license obligations and unbilled accounts payable, (vi) the accrual of the pro rata portion of any minimum funding liabilities or employer contributions for the plan year in which such balance sheet dates fall with respect to the Employee Plans described in Section 3.20(h)(i) and Section 3.20(h)(ii) hereof, (vii) the accrual of any welfare benefits not fully covered by third-party insurance policies or programs relating to claims incurred by present or former employees of the Company on or before such balance sheet dates, and (viii) the accrual of any claims for severance pay prior to such balance sheet dates.

                  (b) The Stockholders' Representative and one firm of independent certified accountants acting on behalf of the Stockholders and the Stockholders' Representative (the "Stockholders' Auditors") shall have the right to review the work papers of the Buyer's Auditors utilized in preparing the Closing Balance Sheet, and shall have full access to the books, records, properties and personnel of the Company for purposes of verifying the accuracy and fairness of the presentation of the Closing Balance Sheet. The Stockholders, Open Solutions and the Buyer shall work in good faith and cooperate with each other, the Buyer's Auditors and the Stockholders' Auditors in the preparation of the Closing Balance Sheet and the resolution of any dispute in connection therewith pursuant to paragraph (c) below.

                  (c) The values or amounts for each item reflected on the Closing Balance Sheet shall be binding upon the Stockholders and the Stockholders' Representative, unless the Stockholders' Representative gives written notice within 30 days after receipt of the Closing Balance Sheet of disagreement with any of the values or amounts shown on the Closing Balance Sheet, summarizing as to each such item the nature and extent of such disagreement (the "Dispute Notice"). If Open Solutions and the Stockholders' Representative are unable to resolve any such disagreement within 30 days after the date of the Dispute Notice, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants of national recognition and standing jointly selected by Open Solutions and the Stockholders' Representative, other than the Buyer's Auditors or the Stockholders' Auditors (the "Compromise Auditors"). The Compromise Auditors shall prepare a resolution statement within 45 days of appointment. Open Solutions and the Stockholders' Representative shall be permitted to present facts and information, if copied to the other party, to the Compromise Auditors in connection with their analyses and shall cooperate with each other as provided in Section 10 hereof. In the event that Open Solutions and the Stockholders' Representative cannot agree on the identity of the Compromise Auditors, the firm to be used shall be selected by lot from among the "Big 4" accounting firms having offices in the Hartford, Connecticut area, other than the Buyer's Auditors, the Stockholders' Auditors or those firms which have had a material relationship with Open Solutions, Buyer, the Company or the Stockholders. If as a result of the resolution of any disputes by agreement pursuant to this Section 1.04, any amount shown in the Closing Balance Sheet is determined to be erroneous, such erroneous amount shall be deleted from the Closing Balance Sheet and the correct amount shall be inserted in lieu thereof, and all other revisions necessary to correct the Closing Balance Sheet, in a manner consistent with the provisions of this Agreement, shall also be made. The Closing Balance Sheet, as so corrected, shall constitute the Closing Balance Sheet for purposes of this Agreement.

                  (d) Open Solutions shall pay the fees and disbursements of the Buyer's Auditors. The fees and disbursements of the Stockholders' Auditors incurred in the review of the Closing Balance Sheet shall be paid by the Stockholders, in proportion to their ownership of Shares as set forth on
Schedule I attached hereto. Neither party shall under any circumstances be liable for any fees or disbursements of the auditors of the other party. The fees and expenses of the Compromise Auditors, if any, will be borne equally by Open Solutions and the Stockholders.

                  (e) Immediately upon the expiration of the 30-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.04, the Base Purchase Price shall be adjusted as follows (as so adjusted, the "Adjusted Purchase Price"):

                           (i)      If the Net Current Assets (as defined below)
of the Company on the Closing Date, as reflected on the Closing Balance Sheet, is less than or greater than $852,000, then the Base Purchase Price shall be decreased or increased, as the case may be (on a dollar-for-dollar basis), by the difference between the Net Current Assets and $852,000, assuming that, prior to the Closing Date, the Secured Master Promissory Note, dated October 18, 1994, in the original principal amount of $750,000, made by the Company in favor of Cortran Group, Inc., as amended by the First Amendment to Secured Master Promissory Note, dated December 30, 1996 (the "Note Payable") and the Demand Promissory Note, dated as of December 31, 2003, in the original principal amount of $630,570, made by Cortran Group, Inc. in favor of the Company (the "Note Receivable") have been discharged, in writing, as provided for in Section 5.07 hereof.

                           (ii)     The term "Net Current Assets" is defined as
the line item captioned "Total current assets" on the Closing Balance Sheet, less the line item captioned "Total current liabilities" on the Closing Balance Sheet, less the line item captioned "Long-term debt" on the Closing Balance Sheet, all of which line items on the Closing Balance Sheet shall (a) correspond to the same line items with such captions as reflected in the Balance Sheet and
(b) consist of the same categories of assets and liabilities as are contained in such line items.

         1.05.    Payments on Account of Adjustments.

                  (a)      (i)      In the event that the Adjusted Purchase
Price is less than the Base Purchase Price, the difference between the Adjusted Purchase Price and the Base Purchase Price shall be paid to Open Solutions from the Reserve Account immediately upon the expiration of the 30-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon final resolution of any dispute in connection with the determination of the Adjusted Purchase Price.

                           (ii)     If, after payment of all amounts pursuant to
Section 1.05(a)(i), the Reserve Account (after subtracting any amounts as to which pending claims exist pursuant to Section 1.05(b)) exceeds $500,000, the difference between the amount in the Reserve Account and $500,000 shall be delivered to the Stockholders' Representative in the manner described in Section 1.03(b)(i) hereof, for distribution to the Stockholders in proportion to their Percentage Ownership (as defined in Section 1.05(c)).

                  (b) Any amounts payable to Open Solutions in connection with any claim for indemnification pursuant to Section 7 hereof shall be paid to Open Solutions immediately upon the resolution, by agreement or otherwise pursuant to this Agreement, of such indemnification claim.

                  (c) If an amount is payable to Open Solutions or Buyer pursuant to paragraph (a)(i) or (b) of this Section 1.05, such amount shall, to the extent of available funds, be paid to Open Solutions by the Escrow Agent solely from the Reserve Account; provided, however, that to the extent that both
(i) funds in the Reserve Account are insufficient and (ii) the amount payable to Open Solutions or Buyer constitutes a "Special Stockholder Liability" (as defined in Section 7.04), the remaining deficiency due to Open Solutions or Buyer (the "Non-Escrowed Amount") shall, be paid to Open Solutions directly by the Stockholders, "Severally" (as defined below). Any balance remaining in the Reserve Account, after any payment to Open Solutions pursuant to the preceding sentence, and subject to the provisions of paragraph (d) hereof, shall be paid by the Escrow Agent to the Stockholders' Representative. All payments to the Stockholders' Representative by the Escrow Agent shall be distributed by the Stockholders' Representative to each of the Stockholders in proportion to their ownership of Shares as set forth opposite their respective names on Schedule I attached hereto (the "Percentage Ownership"). For purposes of this Agreement, "Severally" shall mean that each of the Stockholders shall be severally and separately liable for only that portion of such Special Stockholder Liability equal to the Non-Escrowed Amount multiplied by the Percentage Ownership of such Stockholder; provided, however, that (A) the aggregate liability of any Stockholder for all Special Stockholder Liabilities shall not, in any event, exceed the sum of the amount of the Adjusted Purchase Price received by such Stockholder from the Buyer pursuant to Section 1.03(b)(i) and the amount distributed to such Stockholder from the Reserve Account (such sum defined as the "Individual Limitation" of such Stockholder), (B) in the case of a Stockholder's breach of his representations, warranties or covenants in Section 2 or Section 9 hereof, then the limitations of Section 1.05(f) shall apply, and
(C) the aggregate liability of any Stockholder for claims for indemnification pursuant to Section 7.01(h) (whether settled by payments from the Reserve Account or by payments of Non-Escrowed Amounts) shall not exceed the Percentage Ownership of such Stockholder multiplied by (i) in the period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date, an amount equal to the sum of (w) $750,000 less any amounts paid pursuant to
Section 7.01 and (x) 50% of the amounts for indemnification claims pursuant to
Section 7.01(h) over $750,000, up to an aggregate amount of $1,500,000 (for (w) plus (x)), or (ii) in the period commencing on the one-year anniversary of the Closing Date and ending on the two-year anniversary of the Closing Date, an amount equal to the sum of (y) $375,000 less any amounts paid pursuant to
Section 7.01 and (z) 60% of the amounts for indemnification claims pursuant to
Section 7.01(h) over $375,000, up to an aggregate amount of $1,500,000 (for (y) plus (z)) (for the avoidance of doubt, all amounts paid in the period described in (i) of this Section 1.04(c)(C) are counted toward (and reduce) the aggregate amount of liability described in (ii) of this Section 1.04(c)(C)).

                  (d)      Except for payments permitted pursuant to paragraphs
(a) and (b) above, all amounts in the Reserve Account shall be held in such Account, until the later of (i) one year from the Closing Date, (ii) the final determination of the Adjusted Purchase Price, whether by agreement or otherwise, or (iii) the final resolution, whether by agreement or otherwise, of any claims for indemnification under Section 7 hereof which are asserted in writing by Open Solutions or the Buyer prior to one year from the Closing Date; provided, however, that with respect to (iii), only such amounts as are asserted in writing shall be held in such Account after one year from the Closing Date.

                  (e) In the event that the Adjusted Purchase Price exceeds the Base Purchase Price, the difference shall be delivered by Open Solutions immediately upon the expiration of the 30-day period for giving the Dispute Notice (or such sooner date, if any, that the Stockholders' Representative shall agree, in writing, with the amount of the Adjusted Purchase Price), if no Dispute Notice is given, or immediately upon final resolution of any dispute in connection with the determination of the Adjusted Purchase Price. Any such difference shall be delivered to the Stockholders' Representative in the manner described in Section 1.03(b)(i), for distribution to the Stockholders in proportion to their ownership of Shares as set forth on Schedule I attached hereto.

                  (f) Notwithstanding anything contained in this Agreement to the contrary, in the event that any Stockholder has breached a representation, warranty or covenant contained in Section 2 (Representations of the Stockholders Regarding the Shares) or Section 9 (Post-Closing Agreements) hereof, then only such Stockholders that shall have breached such representation, warranty or covenant shall be obligated to indemnify Open Solutions and the Buyer in accordance with Section 7 hereof in connection with such breach, and such breaching Stockholder shall be liable to Open Solutions and the Buyer as follows: (i) first, for that portion of the Reserve Account multiplied by the Percentage Ownership of such breaching Stockholder; and (ii) second, in the event that funds in the Reserve Account are insufficient, the remaining amount due to Open Solutions and the Buyer shall be paid to Open Solutions directly by such breaching Stockholder, up to the amount of his Individual Limitation. For the avoidance of doubt, in the event that any indemnification obligations are paid to Open Solutions pursuant to this Section 1.05(f), the Stockholders' Representative shall make appropriate changes to the amounts payable to the Stockholders upon the distribution of any funds remaining in the Reserve Account to the Stockholders.

         1.06. Withholding Taxes. The Buyer and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a Stockholder pursuant to this Agreement such amounts as it reasonably determines are required to be withheld under the Code (as defined in Section 3.15(a)) or any other applicable provision of federal, state, local or foreign Tax (as defined in Section 3.15(a)) law, and to collect IRS Forms W-8 or W-9, as applicable, or similar information from the Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such withholding was made.

         1.07.    Stockholders' Representative.

                  (a) In order to efficiently administer (i) the determination of the Net Current Assets and the Adjusted Purchase Price, (ii) the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, and (iii) the defense and/or settlement of any claims for which the Stockholders may be required to indemnify Open Solutions and the Buyer pursuant to Section 7 hereof, the Stockholders hereby designate Peter C. Schmitt as their representative (the "Stockholders' Representative").

                  (b) The Stockholders hereby authorize the Stockholders' Representative (i) to make all decisions relating to the determination of the Net Current Assets and the Adjusted Purchase Price, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Stockholders may be required to indemnify Open Solutions or the Buyer pursuant to Section 7 hereof,
(iii) to give and receive all notices required to be given under the Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement.

                  (c) In the event that the Stockholders' Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Wyman J. Bolton shall fill such vacancy and such substituted representative shall be deemed to be the Stockholders' Representative for all purposes of this Agreement. In the event that Wyman J. Bolton dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Stockholders holding, prior to the Closing, a majority of the Shares as set forth on Schedule I attached hereto shall select another representative and such substituted representative shall be deemed to be the Stockholders' Representative for all purposes of this Agreement.

                  (d) All decisions and actions by the Stockholders' Representative, including, without limitation, any agreement between the Stockholders' Representative and Open Solutions relating to the determination of the Net Current Assets or the Adjusted Purchase Price, or the defense or settlement of any claims for which the Stockholders may be required to indemnify Open Solutions or the Buyer pursuant to Section 7 hereof, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

                  (e) By their execution of this Agreement, the Stockholders agree that:

                           (i)      Open Solutions and the Buyer shall be able
to rely conclusively on the instructions and decisions of the Stockholders' Representative as to the determination of the Net Current Assets or the Adjusted Purchase Price, or the settlement of any claims for indemnification by the Buyer pursuant to Section 7 hereof or any other actions required to be taken by the Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against Open Solutions or the Buyer for any action taken by Open Solutions or the Buyer in reliance upon the instructions or decisions of the Stockholders' Representative;

                           (ii)     all actions, decisions and instructions of
the Stockholders' Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders' Representative for any action taken, decision made or instruction given by the Stockholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders' Representative;

                           (iii)    the provisions of this Section 1.07 are
independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

                           (iv)     remedies available at law for any breach of
the provisions of this Section 1.07 are inadequate; therefore, Open Solutions and the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Open Solutions or the Buyer brings an action to enforce the provisions of this Section 1.07; and

                           (v)      the provisions of this Section 1.07 shall be
binding upon the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

                  (f) Any fees and expenses incurred by the Stockholders' Representative shall be paid by the Stockholders in proportion to their ownership of Shares as set forth on Schedule I attached hereto.

         1.08. Closing. The Closing shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on February 24, 2004 or at such other place, time or date as may be mutually agreed upon in writing by the parties, by facsimile or otherwise. The transfer of the Shares by the Stockholders to the Buyer shall be deemed to occur at 9:00 a.m., Boston Time, on the Closing Date.

         2.       Representations of Each Stockholder Regarding His Shares

                  Each Stockholder Severally, and not jointly, represents and warrants to Open Solutions and the Buyer as follows:

                  (a) Such Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by such Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule I attached hereto sets forth a true and correct description of all Shares owned by such Stockholder.

                  (b) Such Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Stockholder good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

                  (c) Such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyer pursuant to the terms hereof.

                  (d) No broker or finder has acted for such Stockholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder.

                  (e) Notwithstanding the provisions of this Section 2, the Shares have not been registered under the Securities Act of 1933 or applicable state securities law.

         3. Representations of the Stockholders and the Company Regarding the Company

                  Each of the Stockholders, Severally, and the Company represents and warrants to Open Solutions and the Buyer that:

         3.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite corporate power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Copies of the Articles of Incorporation, as amended, and By-Laws of the Company, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

         3.02.    Capitalization of the Company.

                  The Company's authorized capital stock consists of 60,000 shares of Common Stock, $0.01 par value per share, of which 10,000 shares are issued and outstanding on the date hereof and held of record and beneficially by the Stockholders as set forth on Schedule I. All such issued and outstanding shares of Common Stock have been and on the Closing Date will be duly and validly issued and are fully paid and non-assessable. Except as set forth in
Schedule 3.02 attached hereto, there are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. None of the issued and outstanding shares of Common Stock are held in the treasury of the Company.

         3.03.    Subsidiaries.

                  (a) Except as set forth on Schedule 3.03, there are no corporations, partnerships, joint ventures or other entities in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein ("Subsidiaries").

                  (b) Except as set forth on Schedule 3.03, there are no corporations, partnerships, joint ventures or other entities in which a Stockholder has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein, which has or at any time in the past three years has had a business relationship with the Company.

                  (c) Except as set forth in Schedule 3.03, the Company owns of record and beneficially all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries free and clear of all covenants, conditions, restrictions, liens, charges and encumbrances.

                  (d) Each of the Subsidiaries is a corporation or other entity duly organized and validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to own its properties and carry on its business as now being conducted. Each of the Subsidiaries is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Copies of the charter, bylaws and other governing instruments of the Subsidiaries, each as amended to date, have been previously delivered to Open Solutions or the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery. The shares of capital stock or other equity interests of each Subsidiary have been duly and validly issued and are fully paid and non-assessable.

                  (e) Except as set forth in Schedule 3.03, there are not outstanding any (i) options, warrants or other rights with respect to the capital stock or other equity interests of any of the Subsidiaries, (ii) any securities convertible into or exchangeable for shares of such stock or other equity interests, or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or other equity interests or options, warrants or other securities of any of them.

         3.04. Authorization. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Company and the Stockholders. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company or any of the Stockholders is a party constitute the valid and legally binding obligations of the Company and the Stockholders, enforceable against them in accordance with their respective terms. Except as set forth on Schedule 3.04, the execution, delivery and performance by the Company and the Stockholders of this Agreement and the agreements provided for herein, and the consummation by the Company and the Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company or any of the Stockholders; (b) violate the provisions of the Articles of Incorporation, as amended, or By-Laws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company or the Stockholders; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company is a party or by which the Company or any of its properties is or may be bound. Schedule 3.04 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

         3.05.    Financial Statements.

                  (a) The Company and the Stockholders have previously delivered to the Buyer the unaudited consolidated balance sheet of the Company as of December 31, 2003 attached to Schedule 3.05 (the "Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the fiscal year then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently with past practices, subject to the lack of any footnotes therein and the Company's Past Accounting Practices, and have been certified by the Company's chief financial officer. The date of the Balance Sheet is hereinafter referred to as the "Balance Sheet Date."

                  (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the results of operations of the Company's business for the periods indicated. Except as set forth on Schedule 3.05, the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Company, whether disputed or not, for the applicable period then ended and periods prior thereto.

         3.06. Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Balance Sheet, (b) set forth on
Schedule 3.06 attached hereto, or (c) incurred in the ordinary course of business after the date of the Balance Sheet and not material in amount, either individually or in the aggregate, the Company does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties and business of the Company. For purposes of this Section 3.06, "material" means any amount in excess of $15,000.

         3.07. Litigation. Except as set forth on Schedule 3.07 attached hereto (a) there is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending or, to the best knowledge of the Stockholders, threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Stockholders, there is no basis for any such action, suit or proceeding; (b) neither the Company nor, to the best knowledge of the Stockholders, any officer, director or employee of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.

         3.08. Insurance. Schedule 3.08 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies currently maintained by the Company and of all life insurance policies currently maintained on the lives of any of their employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 2002. True, correct and complete copies of all Insurance Policies have been previously delivered by the Company to Open Solutions. The Insurance Policies are in full force and effect. All premiums due and payable on the Insurance Policies or renewals thereof have been paid, and there is no material default under the Insurance Policies. Except as set forth on Schedule 3.08, the Company has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 2001 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Stockholders, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. Except as set forth on Schedule 3.08, the Company does not have any outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums and the Company has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion.

         3.09.    Personal Property. Schedule 3.09 attached hereto sets forth
(i) a true, correct and complete list of all items of tangible personal property, excluding inventory, owned by the Company as of the date hereof having either a net book value per unit or a good faith estimate of the fair market value per unit in excess of $3,500, or not owned by the Company but in the possession of or used or useful in the business of the Company and having rental payments therefor in excess of $1,000 per month or $12,000 per year (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Property is used. Except as disclosed in Schedule 3.09:

                  (a) the Company has good and marketable title to each item of Personal Property owned by it free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

                  (b) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property;

                  (c) the Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

                  (d) the Company owns or otherwise has the right to use all of the Personal Property now used in the operation of its business or the use of which is necessary for the performance of any material contract to which the Company is a party.

         3.10.    Intangible Property.

                  Schedule 3.10 attached hereto sets forth: (i) a true, correct and complete list of all items of intangible property owned or used by the Company in connection with and material to the business of the Company, including, but not limited to, trade secrets, know-how, any other confidential information of the Company, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (the "Intangible Property"); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in Schedule 3.10:

                  (a) the Company is the sole and exclusive owner of all right, title and interest in and to the Intangible Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

                  (b) the Company has the right and authority to use, and to continue to use after the Closing, the Intangible Property in connection with the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

                  (c) neither the Company nor any of the Stockholders has received notice of, or has any knowledge of any basis for, a claim or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the operations, activities, products, services or publications of the Company or any of its customers or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

                  (d) there are no outstanding, nor to the best knowledge of the Stockholders, any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 3.10 or with respect to infringement by a third party of any of the Intangible Property;

                  (e) the Intangible Property owned or licensed by the Company is sufficient to conduct the Company's business as presently conducted;

                  (f) the Company has taken reasonable steps to protect its right, title and interest in and to the Intangible Property and the continued use of the Intangible Property;

                  (g) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

                  (h) Neither the Company nor any Stockholder has any knowledge that any third party is infringing, or has threatened to infringe, upon or otherwise violate any of the Intangible Property owned by the Company.

         3.11. Leases. Schedule 3.11 attached hereto sets forth (a) a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Company is a party (collectively, the "Leases"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Stockholders or the Company to Open Solutions. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 3.11, have not been modified or amended since the date of delivery to Open Solutions. Since January 1, 2002, no party to any Lease has received written notice from the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on
Schedule 3.11, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 3.11, will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on Schedule 3.11, no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company.

         3.12.    Real Estate. The Company does not own any real property.

         3.13. Inventory. Schedule 3.13 attached hereto sets forth a true, correct and complete list of the inventory of the Company (the "Inventory") as of the date hereof. Except as set forth on Schedule 3.13, the Inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Company. The

Inventory valuation policy of the Company is stating and carrying Inventory at cost without any markdowns, amortization or reserves.

         3.14. Accounts Receivable. Schedule 3.14 attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of the Company (the "Accounts Receivable"), including the aging thereof as of February 19, 2004. Except as set forth on Schedule 3.14, all Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business, are valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims, and are collectible in the face value thereof within 90 days after the date of invoice, using normal collection procedures (without resort to litigation or extraordinary collection activity). Accounts Receivable are carried and reported by the Company (and reflected in the Financial Statements) at face value without any reserves, except for the reserves for "exchange ahead of receipt sales" (the "EOR Reserve").

         3.15.    Tax Matters.

                  (a)      Definitions.

                           (i)      "Code" shall mean the Internal Revenue Code
of 1986, as amended.

                           (ii)     "Governmental Entity" shall mean any
government or political subdivision or regulatory authority, whether foreign or domestic, federal, state, provincial, territorial, local or municipal, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any foreign or domestic, federal, state, provincial, territorial, local or municipal court or similar tribunal (a "Governmental Entity").

                           (iii)    "Income Taxes" shall mean any Taxes imposed
upon or measured by net income.

                           (iv)     "Tax Audit" shall mean any audit or
examination by any Taxing Authority.

                           (v)      "Tax Reserves" shall mean any reserves for
Taxes reflected on the Closing Balance Sheet.

                           (vi)     "Tax Returns" shall mean any and all
reports, returns, declarations, or statements relating to Taxes and required to be filed by a Taxing Authority, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

                           (vii)    "Taxes" shall mean any and all taxes,
charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

                           (viii)   "Taxing Authority" shall mean a Governmental
Entity responsible for the imposition or collection of Taxes.

                  (b) The Company, which for purposes of this Section 3.15 shall include its wholly-owned subsidiary set forth on Schedule 3.03 hereto, has properly filed on a timely basis (including permitted extensions) all Tax Returns that it was required to file with a Taxing Authority, and all such Tax Returns were true, correct and complete in all material respects. The Company is not and has not ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet. The Company (i) does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

                  (c) The Company has delivered to Open Solutions (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods during the past ten years, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company or the Stockholders, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Taxing Authority.

                  (d) The Company: (i) has not made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; and (ii) is not or has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                  (e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954;
(ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) is subject to a lease under
Section 7701(h) of the Code or under any predecessor section.

                  (f) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

                  (g) There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

                  (h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

                  (i) The Company has never participated in an international boycott as defined in Section 999 of the Code.

                  (j) The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which
Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

                  (k) The Company does not own any interest in an entity that is characterized as a partnership for federal income Tax purposes.

                  (l) Schedule 3.15 sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return.

                  (m) The Company is not or has not been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

                  (n) The Company has not incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

                  (o) The Company is not a party to a gain recognition agreement under Section 367 of the Code.

         3.16. Books and Records. The general ledgers and books of account of the Company and all federal, state and local income, franchise, property and other tax returns filed by the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations applicable to the Company.

         3.17.    Contracts and Commitments.

                  (a) Schedule 3.17 attached hereto contains a true, complete and correct list of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                           (i)      all loan agreements, promissory notes,
indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound;

                           (ii)     all pledges, conditional sale or title
retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound and which involve payments or receipts by the Company of more than $10,000;

                           (iii)    all contracts, agreements, commitments,
purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve payments or receipts by the Company of more than $15,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

                           (iv)     all collective bargaining agreements,
employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

                           (v)      all agency, distributor, sales
representative, franchise or similar agreements to which the Company is a party or by which the Company or any of its property is bound;

                           (vi)     all contracts, agreements or other
understandings or arrangements between the Company and any of the Stockholders or their affiliates;

                           (vii)    all leases, whether operating, capital or
otherwise, under which the Company is lessor or lessee and which involve payments or receipts by the Company of more than $10,000;

                           (viii)   all contracts, agreements or other
arrangements imposing a non-competition or non-solicitation obligation on the Company; and

                           (ix)     any other material agreements or contracts
entered into by the Company and which involve payments or receipts by the Company of more than $10,000.

                  (b)      Except as set forth on Schedule 3.17:

                           (i)      each Contract is a valid and binding
agreement of the Company, enforceable against the Company in accordance with its terms, and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                           (ii)     the Company has fulfilled all material
obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date hereof, and the Company has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                           (iii)    the Company is not in material breach of or
default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                           (iv)     to the knowledge of the Stockholders: (A)
there is no existing breach or default by any other party to any Contract, and
(B) no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                           (v)      except as disclosed in Schedule 3.24, there
are not and, since January 1, 2001 have not been, any claims relating to the Company by customers of the Company under any warranties, whether express or implied;

                           (vi)     the Company is not restricted by any
Contract from carrying on its business anywhere in the world;

                           (vii)    the Company has no written or oral contracts
to sell products or perform services which are expected to be performed at, or to result in, a loss; and

                           (viii)   the Company has not experienced any
significant shortages of components, raw materials or other supplies (collectively "Supplies") within the twelve (12) month period preceding the date hereof, and the Company has on hand, or has reason to believe it can timely obtain, a sufficient quantity of Supplies to satisfy all outstanding orders heretofore received.

                  (c) True, correct and complete copies of all Contracts required to be disclosed on Schedule 3.17 have previously been delivered by the Company or the Stockholders to Open Solutions.

                  (d) Schedule 3.17(d) sets forth (i) all Contracts (including, without limitation, reseller agreements) that contain the right of a third party to audit the royalties, referral fees or other payments that the Company must pay to such third party, and (ii) the amount of any royalties, referral fees or other payments accrued or paid to each third party thereunder from January 1, 1999 through the Closing Date (collectively, the "Royalties"). The Company has accurately recorded all Royalties under such Contracts and has accrued or paid all Royalties to the appropriate third party in accordance with the terms of the Contracts set forth on Schedule 3.17(d). As of the Closing Date, no additional Royalties are due and owing under such Contracts (or would be due and owing in the event that third parties exercised their right to audit the Royalties under the Contracts set forth on Schedule 3.17(d)).

         3.18.    Compliance with Environmental Laws.

                  (a) The Company has all requisite environmental, health and safety licenses, permits and certificates from federal, state, local and foreign authorities necessary to conduct it business and own and operate its assets (collectively, the "Permits"). Schedule 3.18 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company or the Stockholders to Open Solutions. The Company is not in material violation of any law, regulation or ordinance relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters relating to its properties. The business of the Company as conducted since January 1, 2001 has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices, the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of the Company. Except as set forth on Schedule 3.18, the Company has not had notice or communication from any federal, state, local or foreign governmental or regulatory authority or otherwise since January 1, 2001 of any such violation or noncompliance.

                  (b) The Company is not in violation of any federal, state, county, municipal or foreign authority law, ruling, order, decree, regulation, permit, or other environmental or hazardous waste requirement applicable to the Company relating to health, safety, pollution, hazardous waste, environmental or other similar matters, which has not been entirely corrected and which has or will have a material adverse impact on the transactions contemplated herein.

                  (c) For purposes of this Section 3.18, "hazardous waste" means "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6921 et. seq., and the regulations adopted pursuant thereto.

         3.19.    Employee Relations.

                  (a) The Company is in material compliance with all federal, state, foreign and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

                  (b)      Except as set forth on Schedule 3.19 attached hereto:

                           (i)      none of the employees of the Company is
represented by any labor union;

                           (ii)     there is no unfair labor practice complaint
against the Company pending before the National Labor Relations Board or any foreign, state or local agency;

                           (iii)    there is no pending labor strike or other
material labor trouble affecting the Company (including, without limitation, any organizational drive);

                           (iv)     there is no material labor grievance pending
against the Company;

                           (v)      there is no pending representation question
respecting the employees of the Company;

                           (vi)     there are no pending arbitration proceedings
arising out of or under any collective bargaining agreement to which the Company is a party, or to the best knowledge of the Stockholders, any basis for which a claim may be made under any collective bargaining agreement to which the Company is a party; and

                           (vii)    the Company does not have any continuing
obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Company.

                  (c) Schedule 3.19 sets forth a true, correct and complete list of the current payroll of the Company, including the job descriptions and salary or wage rates of each of their employees, showing separately for each such person who received an annual salary in excess of $50,000 the maximum amounts paid or payable as salary and bonus payments for the fiscal year ended December 31, 2003.

                  (d) For purposes of this Section 3.19, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of the Company.

         3.20.    Employee Benefit Plans.

                  (a) Employee Plans. Schedule 3.20 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company's employees, or maintained at any time since January 1, 2001 by the Company or by any other member (hereinafter, "ERISA Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) (the Employee Plans") and, except as set forth on Schedule 3.20 attached hereto, the Company has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

                  (b) Prohibited Transactions. Neither the Company nor any of its ERISA Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its ERISA Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                  (c) Compliance. With respect to all Employee Plans, the Company and its ERISA Affiliates are in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Company and its ERISA Affiliates have in all respects performed all obligations required to be performed by them under, and is not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth on Schedule 3.20 attached hereto: (i) none of the Employee Plans which are subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; (ii) no liability has been incurred to, nor has any event or circumstance occurred, nor will any event or circumstance occur prior to the Closing Date, which could result in such a liability being asserted by, the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (iii) no Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived;
(iv) neither the Company nor any ERISA Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan; (v) there has been no "reportable event" within the meaning of Section 4043(b)(1)-(9) of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules; (vi) neither Company nor any ERISA Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA nor has any lien ever been imposed under Section 302(f) of ERISA; (vii) neither the Company nor any ERISA Affiliate has adopted an amendment to any Employee Plan which requires the provision of security under Section 307 of ERISA, (viii) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA.

                  (d) Multiemployer Plans. Schedule 3.20 lists each and every multiemployer plan to which the Company or its ERISA Affiliates contribute, are required to contribute, or have ever been required to contribute. No multiemployer plan listed in Schedule 3.20 is in "reorganization" (as defined in Section 4241 of ERISA) or "insolvent" (as defined in Section 4245 of ERISA). Neither the Company nor any ERISA Affiliate has withdrawn or is reasonably expected to withdraw from a multiemployer plan in a complete or partial withdrawal which has resulted or will result in "withdrawal liability," as defined for purposes of Part I of Subtitle E of Part IV of ERISA, with respect to any such plan which has not been satisfied in full. The Company and its ERISA Affiliates have made all contributions to any such plan as are required through the Closing Date under the terms of any such plans or applicable statutes, regulations, rulings and other applicable law; and no event has occurred, or can occur prior to the Closing Date, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of the Company or the Buyer, or their ERISA Affiliates, officers, employees or directors with respect to such plan(s).

                  (e) Retiree Benefits. Except as set forth in Schedule 3.20, no Employee Plan provides health or life insurance benefits for retirees. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

                  (f) Copies of Employee Plans and Related Documents. The Company has previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a "defined benefit plan," as such term is defined in
Section 3(35) of ERISA (the "Defined Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years,
(ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

                  (g) Qualifications. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Company to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the

Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

                  (h)      Funding Status, Etc.

                           (i)      Except as set forth on Schedule 3.20,
neither the Company nor any corporation or trade or business (whether or not incorporated) which would be treated as a member of the controlled group of the Company under Section 4001(a)(14) of ERISA would be liable for (A) any amount pursuant to Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee Plans which are subject to Title IV of ERISA were to terminate or (B) any amount pursuant to Section 4201 of ERISA if a complete or partial withdrawal from any multiemployer plan listed on Schedule 3.20 occurred before the Closing. Except as set forth on Schedule 3.20, all Employee Plans which are subject to Title IV of ERISA have no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA. There is no unpaid contribution due with respect to the plan year of any such Defined Benefit Plan ended prior to the Closing Date, as required under the minimum funding requirements of Section 412 of ERISA.

                           (ii)     With respect to each Employee Plan which is
a qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made by the Company.

                           (iii)    All premiums or other payments required by
the terms of any group or individual insurance policies and programs maintained by the Company and covering any present or former employees of the Company with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation.

                  (i)      Claims and Litigation. Except as set forth on
Schedule 3.20, there are no pending, or to the knowledge of the Company and the Stockholders, threatened, claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

                  (j) No Implied Rights. Nothing expressed or implied herein shall confer upon any past or present employee of the Company, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Company, the Buyer, or any successor or affiliate.

                  (k) Liabilities. Except as accrued on the Closing Balance Sheet, there are no material liabilities with respect to any Employee Plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation, subject to the provisions of 1.04(a). Without limitation of the foregoing, Schedule 3.20 attached hereto sets forth all amounts of severance pay (or the method of calculating such amounts based on the exact date of the Closing) to which employees of the Company (i) will be entitled on the Closing Date by reason of the consummation of the transactions contemplated by this Agreement or (ii) will have accrued prior to the Closing Date and which will be payable to them upon any subsequent termination of their employment after the Closing Date.

         3.21.    Absence of Certain Changes or Events.

                  (a) Except as set forth on Schedule 3.21 attached hereto or as provided in Section 5.07 hereof, since the Balance Sheet Date and through the date of execution of this Agreement, the Company has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Company has not:

                           (i)      incurred any material obligation or
liability for borrowed money;

                           (ii)     discharged or satisfied any lien or
encumbrance or paid any obligation or liability other than current liabilities reflected in the Balance Sheet;

                           (iii)    mortgaged, pledged or subjected to lien,
charge or other encumbrance any of its properties or assets;

                           (iv)     sold or purchased, assigned or transferred
any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

                           (v)      made any material amendment to or
termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

                           (vi)     suffered any losses of personal or real
property, whether insured or uninsured, and whether or not in the control of the Company in excess of $5,000 in the aggregate, or waived any rights of any value;

                           (vii)    authorized any declaration or payment of
dividends by the Company, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by the Company to any of its stockholders with respect to any shares of their capital stock;

                           (viii)   authorized or issued recall notices for any
of its products or initiated any safety investigations;

                           (ix)     received notice of any litigation, warranty
claim or products liability claims;

                           (x)      made any material change in the terms,
status or funding condition of any Employee Plan, as defined in Section 3.20 hereof;

                           (xi)     engaged any new employee for a salary in
excess of $25,000 per annum;

                           (xii)    made, or committed to make, any changes in
the compensation payable to any officer, director, employee or agent of the Company, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

                           (xiii)   incurred any capital expenditure in excess
of $15,000 in any instance or $50,000 in the aggregate;

                           (xiv)    made any material alteration in the manner
of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected; or

                           (xv)     suffered any material adverse change in the
consolidated results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business and prospects of the Company, taken as a whole.

                  (b) Neither the Company nor the Stockholders have knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the business, properties, assets, condition (financial or otherwise) and prospects of the Company, taken as a whole.

         3.22. Customers. Schedule 3.22 attached hereto sets forth a true, correct and complete list of the names and addresses of the top ten customers of the Company (in terms of gross sales) in the fiscal year ended December 31, 2003. Except as set forth on Schedule 3.22, the Company has good customer relations and none of the current customers of the Company has notified the Company that it intends to discontinue its relationship with the Company.

         3.23. Suppliers. Schedule 3.23 attached hereto sets forth a true, correct and complete list of (i) the names and addresses of each of the suppliers of the Company which accounted for a dollar volume of purchases by the Company in excess of $25,000 for the fiscal year ended December 31, 2003, and
(ii) the present sole source suppliers of significant goods or services, other than utilities, for any product with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such supplier. Except as set forth on Schedule 3.23, (a) the Company has good relations with all of its suppliers, and (b) the Company is not more than 30 days in arrears in any trade accounts payable or other payments owing to any supplier.

         3.24. Warranty and Product Liability Claims. Schedule 3.24 attached hereto contains a true, correct and complete list of all warranty and product liability claims made against the Company from January 1, 2001 through the date hereof and the current status of all such claims. All information relative to such claims and those arising thereafter shall be available to the Buyer from and after the date hereof.

         3.25. Prepayments and Deposits. Schedule 3.25 attached hereto sets forth all prepayments and deposits, which have been received by the Company as of the business day prior to the Closing Date, from customers for products to be shipped, or services to be performed, after the Closing Date.

         3.26. Indebtedness to and from Officers, Directors and Stockholders. Except as set forth on Schedule 3.26 attached hereto, the Company is not indebted, directly or indirectly, to any person who is an officer, director or stockholder of the Company or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which, if required under generally accepted accounting principles, have been reflected on the Financial Statements, and no such officer, director, stockholder or affiliate is indebted to the Company except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         3.27. Banking Facilities. Schedule 3.27 attached hereto sets forth a true, correct and complete list of:

                  (a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

                  (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

         3.28.    Powers of Attorney and Suretyships. Except as set forth on
Schedule 3.28 attached hereto, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, continent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

         3.29. Conflicts of Interest. Except as set forth on Schedule 3.29 attached hereto, no officer, director or Stockholder of the Company nor, to the best knowledge of the Stockholders, any affiliate of any such person, now has or within the last three (3) years had, either directly or indirectly:

                  (a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company, or purchases or during such period purchased from the Company any goods or services, or otherwise does nor during such period did business with the Company; or

                  (b) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company.

         3.30. Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Stockholders and the Company of this Agreement or any documents to be executed and delivered by the Stockholders or the Company in connection herewith are set forth on Schedule 3.30 attached hereto and have been, or prior to the Closing Date will be, obtained and satisfied.

         3.31. Note Payable. As of December 31, 2003, the Note Payable was outstanding in the amount of $714,257. As of the Closing Date, the Company is not a party to any other notes payable to or receivable from a related party and has no other notes outstanding with those parties. All such notes have been fully discharged.

         3.32. Note Receivable. As of December 31, 2003, the Note Receivable was outstanding in the amount of $630,571. As of the Closing Date, the Company is not a party to any other notes payable to or receivable from a related party and has no other notes outstanding with those parties. All such notes have been fully discharged.

         3.33. Disclosure. The information concerning the Company and the Stockholders set forth in this Agreement, the Exhibits and Schedules attached hereto and any document, statement or certificate furnished or to be furnished to Open Solutions or the Buyer pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. Copies of all documents heretofore or hereafter delivered or made available to the Buyer pursuant to this Agreement were or will be complete and accurate copies of such documents.

         3.34. Absence of Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement, the Stockholders make no other representations or warranties whatsoever, express or implied, with respect to the Company, its assets, liabilities, Contracts, operations, business, business prospects or any other matter related to the Company.

         4.       Representations of Open Solutions and the Buyer

                  Open Solutions and the Buyer represent and warrant to each Stockholder as follows:

         4.01. Organization and Authority. Each of Open Solutions and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Each of Open Solutions and the Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

         4.02. Authorization. The execution and delivery of this Agreement by each of Open Solutions and the Buyer, and the agreements provided for herein, and the consummation by each of Open Solutions and the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of each of Open Solutions and the Buyer, enforceable against each of Open Solutions and the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by each of Open Solutions and the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to either Open Solutions or the Buyer; (b) violate the provisions of Open Solutions' Restated Certificate of Incorporation or Amended and Restated By-Laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Open Solutions or the Buyer; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Open Solutions pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which Open Solutions is a party or by which Open Solutions is or may be bound. Any consents and approvals of third parties that are required in connection with the consummation by Open Solutions or the Buyer of the transactions contemplated by this Agreement have been obtained.

         4.03. Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Open Solutions or the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

         4.04. Disclosure. No representation or warranty by Open Solutions or the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

         4.05. Investment Representation. The Buyer is acquiring the Shares from each Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

         5.       Closing Conditions of Open Solutions and the Buyer

                  The obligations of Open Solutions and the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent (any of which shall be deemed waived if not satisfied at the Closing):

         5.01. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Stockholders or the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by Open Solutions and the Buyer shall have consented to, authorized, permitted or approved such transactions.

         5.02. Consent of Lenders, Lessors and Other Third Parties. The Stockholders and the Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Stockholders and the Company to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 3.04 attached hereto.

         5.03. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Open Solutions or the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

         5.04. Opinion of Counsel. Open Solutions and the Buyer shall have received an opinion of Kerr, Russell and Weber, PLC, counsel to the Stockholders and the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, and as to such other matters as may be reasonably requested by Open Solutions or its counsel.

         5.05. Update. The Company and the Stockholders shall have provided Open Solutions and the Buyer with a true, correct and complete list and amount, as of the fifth business day immediately preceding the Closing Date, of:

                  (a)      trade accounts payable and accrued liabilities;

                  (b)      unfilled customer orders; and

                  (c)      long-term and short-term indebtedness.

         5.06. Closing Deliveries. Open Solutions and the Buyer shall have received at or prior to the Closing such documents, instruments or certificates as Open Solutions may reasonably request including, without limitation:

                  (a) the stock certificates representing the Shares duly endorsed in accordance with Section 1.01 of this Agreement;

                  (b) such certificates of the Company's officers and of the Stockholders and such other documents evidencing satisfaction of the conditions specified in this Section 5 as Open Solutions or the Buyer shall reasonably request;

                  (c) a certificate of the Secretary of State of the State of Michigan as to the legal existence and good standing (including tax) of the Company in Michigan;

                  (d) certificates of the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.01;

                  (e) where required by the applicable Lease, estoppel certificates from each lessor from whom the Company leases real or personal property consenting to the acquisition of the Shares by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company under such Lease;

                  (f) certificates of appropriate governmental officials in each state in which the Company is required to qualify to do business as a foreign corporation as to the due qualification and good standing of the Company in each such jurisdiction;

                  (g) written resignations of all members of the Company's Board of Directors;

                  (h) the original corporate minute books of the Company and all corporate seals;

                  (i) a cross receipt executed by the Buyer and the Stockholders; and

                  (j) written acknowledgement by the Escrow Agent confirming receipt of the Reserve Account.

         5.07.    Discharge of Notes.

                  (a) Immediately prior to the Closing Date, Cortran Group, Inc. shall have discharged, in writing (by execution of that certain Termination and Acknowledgment between the Company and Cortran Group, Inc.), the Note Payable, by a payment of $83,686 and an offset against the Note Receivable.

                  (b) Immediately prior to the Closing Date, the Company shall have discharged, in writing (by execution of that certain Termination and Acknowledgment between the Company and Cortran Group, Inc.), the Note Receivable, by offset against the Note Payable.

         5.08. FIRPTA Affidavit. At or prior to the Closing, the Company shall have delivered to Open Solutions and the Buyer certificates, either (i) duly completed and executed pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that each Stockholder is not a "foreign person" within the meaning of Section 1445 of the Code, or (ii) duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, issued by the Company certifying that the shares of the Company are not United States real property interests; provided, however, that if the certificates required under this Section 5.08 are not provided, Open Solutions and the Buyer may withhold Taxes as provided in Section 1.06 of this Agreement.

         6.       Closing Conditions of the Stockholders

                  The obligations of the Stockholders under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent (any of which shall be deemed waived if not satisfied at the Closing):

         6.01. Corporate Proceedings. All corporate and other proceedings required to be taken on the part of Open Solutions and the Buyer to authorize or carry out this Agreement shall have been taken.

         6.02. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by Open Solutions and the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

         6.03. Consents of Lenders, Lessors and Other Third Parties. Open Solutions shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for Open Solutions and the Buyer to consummate the transactions contemplated by this Agreement.

         6.04. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Stockholders to transfer the Shares.

         6.05. Closing Deliveries. The Stockholders shall have received at or prior to the Closing such documents, instruments or certificates as the Stockholders may reasonably request including, without limitation:

                  (a) such certificates of Open Solutions' officers and such other documents evidencing satisfaction of the conditions specified in this
Section 6 as the Stockholders' Representative shall reasonably request;

                  (b)      payment of the Base Purchase Price;

                  (c) a cross receipt executed by the Buyer and the Stockholders; and

                  (d) written acknowledgement by the Escrow Agent confirming receipt of the Reserve Account.

         7.       Indemnification

         7.01. By the Stockholders. Subject to the limitations set forth in this Agreement, each Stockholder, Severally, hereby indemnifies and holds harmless Open Solutions and the Buyer, from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following (a "Breach of Warranty"):

                  (a) any misrepresentation or breach of any representation or warranty made by the Stockholders or the Company in this Agreement, any schedule to this Agreement or any certificate provided for and furnished pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                  (b) any breach of any covenant, agreement or obligation of the Stockholders or the Company contained in this Agreement or any other agreement, instrument or document furnished in connection with this Agreement;

                  (c) any violation by the Company of, or any failure by the Company to comply with, any environmental law, ruling, order, decree, regulation, permit or requirement applicable to the Company, its assets or its business, whether or not any such violation or failure to comply has been disclosed to Open Solutions or the Buyer, including any costs incurred by Open Solutions or the Buyer in order to bring the Company into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date;

                  (d) any Tax liabilities or obligations of the Company attributable or allocable to a Tax period or portion of a Tax period ending on or before the Closing Date (applying the principles of Section 8.02), to the extent the aggregate Tax liabilities or obligations of the Company for such Tax periods (or portions thereof) exceed the Tax Reserves;

                  (e) except as set forth in Schedule 3.20, any claims against, or liabilities or obligations of, the Company with respect to obligations under Employee Plans as of the Closing Date;

                  (f) any Royalties required to be made under any of the Contracts set forth on Schedule 3.17(d) in excess of the corresponding Royalties set forth on Schedule 3.17(d);

                  (g) any Accounts Receivable, except for the EOR Reserve, which are not collected by Open Solutions or the Buyer within ninety (90) days after the Closing Date, or 180 days after the Closing Date in the case of any Accounts Receivable set forth on Schedule 3.14; provided, however, (i) the Stockholders shall take all such actions as Open Solutions and the Buyer may reasonably request to facilitate and effectuate the collection by Open Solutions and the Buyer of the Accounts Receivable (including assisting with contacting customer accounts if requested to do so by Open Solutions or the Buyer), and
(ii) the Company, the Buyer and the Stockholders shall use reasonable measures in collecting all such Accounts Receivable (but shall not be required to utilize a collection agency or commence litigation). To the extent Open Solutions or the Buyer is indemnified for a breach of the representations and warranties under
Section 3.14 (Accounts Receivable), (A) such Accounts Receivable shall be assigned, in writing, to the Stockholders' Representative, (B) all files, records, invoices, correspondence and other documents relating to such Accounts Receivable, or copies thereof, shall be transferred to the Stockholders' Representative, and
(C) the Stockholders' Representative shall have the right to collect the amounts due related to such Account Receivable, and, to the extent that Open Solutions or the Buyer collects such amounts after having received payments in indemnification, Open Solutions or the Buyer shall pay such amounts to the Stockholders' Representative, who shall distribute such amounts to the Stockholders pursuant to Section 1.03(b)(i) hereof; and

                  (h)      any and all matters set forth on Schedule 7.01(h).

         7.02.    Claims for Indemnification. Subject to the provisions of
Section 8.01 which shall apply to all matters related to Tax audits and contests, procedures for indemnification with respect to claims under this
Section 7 shall be as follows: Whenever any claim shall arise for indemnification under this Section 7, Open Solutions or the Buyer shall promptly notify the Stockholders' Representative of the claim, in writing, and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Neither Open Solutions nor the Buyer shall settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Stockholders' Representative, who shall have the power and authority to bind all of the Stockholders; provided, however, that if suit shall have been instituted against Open Solutions or the Buyer and the Stockholders' Representative shall not have taken control of the defense of such suit after notification thereof as provided in Section 7.03 of this Agreement, Open Solutions or the Buyer, as the case may be, shall have the right to settle or compromise such claim upon giving notice to the Stockholders' Representative as provided in Section 7.03.

         7.03.    Defense by the Stockholders. Subject to the provisions of
Section 8.01 which shall apply to all matters related to Tax audits and contests, procedures for indemnification with respect to claims under this
Section 7 shall be as follows: In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than Open Solutions or the Buyer, the Stockholders' Representative, at the sole cost and expense of the Stockholders, may, upon written notice to the Buyer, assume the defense of any such claim or legal proceeding if the Stockholders' Representative acknowledges to Open Solutions and the Buyer in writing the obligation of the Stockholders to indemnify Open Solutions and the Buyer with respect to all elements of such claim. If the Stockholders' Representative assumes the defense of any such claim or legal proceeding, the Stockholders' Representative shall select counsel reasonably acceptable to Open Solutions to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Stockholders shall take all steps necessary in the defense or settlement thereof. The Stockholders' Representative shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of Open Solutions (which consent shall not be unreasonably withheld or delayed). Open Solutions and the Buyer shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Stockholders' Representative does not assume the defense of any such claim or litigation resulting therefrom within 30 days after being notified of such claim: (a) Open Solutions or the Buyer may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Stockholders' Representative, on such terms as Open Solutions or the Buyer may deem appropriate, and (b) the Stockholders' Representative shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

         7.04. Payment of Indemnification Obligation. Open Solutions, the Buyer and each of the Stockholders hereby agrees that, other than as set forth in this Agreement with respect to Special Stockholder Liabilities for Non-Escrowed Amounts, any claim for indemnification by Open Solutions or the Buyer under this Section 7 or under any other provision of this Agreement, including, without limitation, Sections 1.04 and 1.05 hereof, shall be limited to, and satisfied solely from, the then-remaining balance in the Reserve Account following any adjustment pursuant to Section 1.04 hereof. All indemnification by a Stockholder hereunder for Special Stockholder Liabilities for Non-Escrowed Amounts (to the extent not satisfied in the manner specified in the preceding sentence) shall be effected, subject to the limitations of this Agreement, by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability. For purposes of this Agreement, a "Special Stockholder Liability" shall mean any claim for indemnification by Open Solutions or the Buyer under Section 7.01(a) hereof for a breach of the representations and warranties under Section 2, Section 3.15 (Tax Matters),
Section 3.17(d), Section 3.18 (Compliance with Environmental Laws) (excluding, for the purposes of Section 3.18, those representations and warranties with respect to occupational safety, employment discrimination and corrupt practices), Section 3.20 (Employee Benefit Plans), and claims for indemnification pursuant to Section 7.01(h).

         7.05. Survival of Representations; Claims for Indemnification. All representations and warranties made by the Stockholders and the Company and other bases for claims for indemnification in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing for a period of one year, except that (i) the representations and warranties contained in Section 2,
Section 3.15 (Tax Matters), Section 3.20 (Employee Benefit Plans) and claims for indemnification pursuant to Section 7.01(d) and Section 7.01(e) shall survive the Closing and continue until the expiration of the applicable statute of limitations as the same may be extended; (ii) the representations and warranties contained in Section 3.18 (Compliance With Environmental Laws) (excluding, for the purposes of Section 3.18, those representations and warranties with respect to occupational safety, employment discrimination and corrupt practices) and claims for indemnification pursuant to Section 7.01(c) shall survive the Closing for a period of three years; (iii) the representations and warranties contained in Section 3.17(d) and claims for indemnification pursuant to Section 7.01(f) shall survive the Closing and continue until the expiration of the applicable royalty audit rights provided for in the Contracts set forth on Schedule 3.17(d); (iv) claims for indemnification pursuant to Section 7.01(h) shall survive the Closing for a period of two years; (v) if a claim is asserted in writing with respect to any representation, warranty or any provision of Section
7.01 prior to the applicable expiration date, such claim shall continue indefinitely until such claim is finally resolved or the statute of limitations with respect to such claim has expired, and any claim asserted in writing after the applicable expiration date shall be barred; and (vi) claims which are based upon fraud by any of the Stockholders shall survive until one year from the date that such fraud is discovered (or should have been discovered) by Open Solutions or the Buyer.

         7.06.    Additional Limitations on Indemnification.

                  (a) Notwithstanding anything contained in this Agreement to the contrary, (i) Open Solutions and the Buyer shall not have any right to indemnification under this Agreement unless and until the aggregate Losses of Open Solutions and the Buyer exceed $25,000; provided, however, that once the aggregate Losses of Open Solutions and Buyer exceed $25,000, Open Solutions and the Buyer shall, subject to the provisions of this Agreement, be indemnified with respect to all such Losses; provided further that, notwithstanding the foregoing, Open Solutions and the Buyer shall, subject to the provisions of this Agreement, be indemnified with respect to any and all Losses related to the representations and warranties contained in Section 3.14 (Accounts Receivable) and claims for indemnification pursuant to Section 7.01(g).

                  (b) There shall be no indemnification for claims under this Section 7 to the extent that (and to the amount of) any such claims have already been reflected in the calculation of the Adjusted Purchase Price pursuant to Sections 1.04 and 1.05(a)(i).

         7.07. Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except as provided in Section 9 hereof, and other than with respect to any claims based upon fraud committed by any of the Stockholders, Open Solutions' and the Buyer's rights to indemnification pursuant to this Section 7 shall be the sole and exclusive remedy of Open Solutions and the Buyer for any and all claims, causes of action, Losses, damages, costs and expenses arising out of or relating to this Agreement and the transactions contemplated hereby and Open Solutions and Buyer shall not both be permitted to recover Losses for the same indemnity claim. The Company shall have no claim or cause of action against (including, without limitation, for any breach of a representation or warranty) any Stockholder arising out of this Agreement; provided, however, that this clause shall not prevent either Open Solutions or the Buyer from having a claim or cause of action pursuant to this Agreement.

         7.08. Treatment of Indemnity Payments. Any payments made to Open Solutions or the Buyer pursuant to this Section 7 or pursuant to the Escrow Agreement shall be treated as an adjustment to the Base Purchase Price for tax purposes.

         7.09. Indemnification by Open Solutions and the Buyer. Open Solutions and the Buyer each hereby indemnify and hold harmless the Stockholders, from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) in connection with any misrepresentation or breach of any representation or warranty made by Open Solutions or the Buyer in Section 4 of this Agreement.

         7.10. Resolution of Claims. Any claim for indemnity shall be resolved either pursuant to Section 10 and evidenced by a written agreement of the parties, or pursuant to a final order of a court of competent jurisdiction. Upon resolution of any claim, the parties shall execute and deliver a written notice to the Escrow Agent consistent with said resolution (and in a manner required by the Escrow Agent) in order to disburse funds from the Reserve Account in accordance with said resolution.

         8.       Tax Matters

         8.01.    Tax Audits and Contests; Cooperation.

                  (a) After the Closing Date, except as provided in Sections 8.01(b) and 8.01(c) below, Open Solutions or the Buyer shall control the conduct, through counsel of its own choosing, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company (any such audit, claim for refund, or proceeding relating to an asserted Tax liability being hereinafter referred to as a "Contest"). Upon the request of the Stockholders' Representative, Open Solutions or the Buyer will provide a copy of the Company's federal Tax Return for 2003.

                  (b) In the case of a Contest after the Closing Date that relates solely to Taxes for which Open Solutions or the Buyer would be indemnified under Section 7 and that does not affect Taxes for any taxable period ending after the Closing Date, the Stockholders' Representative may, upon written notice to Open Solutions, control the conduct of such Contest, but Open Solutions or the Buyer shall have the right to participate in such Contest at Open Solutions' or Buyer's own expense, and the Stockholders' Representative shall not be able to settle, compromise and/or concede any portion of such Contest without the reasonable consent of Open Solutions, which consent shall not be unreasonably withheld or delayed; provided, however, that the Stockholders' Representative shall not have the right to control the conduct of such Contest if it refuses to acknowledge fully the rights of the Buyer to indemnification under Section 7 or contests, in whole or in part, Open Solutions or the Buyer's indemnification rights hereunder; provided, further, that if the Stockholders' Representative fails to, or elects not to, assume control of the conduct of any such Contest within a reasonable period following the receipt by the Stockholders' Representative of written notice of such Contest (pursuant to Section 7.02), Open Solutions or the Buyer shall have the right to assume control of such Contest, but shall not be able to settle, compromise and/or concede such Contest without the reasonable consent of the Stockholders' Representative, which consent shall not be unreasonably withheld or delayed.

                  (c) In the case of a Contest after the Closing Date that relates both to Taxes for which Open Solutions or the Buyer is indemnified under
Section 7 and Taxes for which Open Solutions or the Buyer is not indemnified under Section 7, Open Solutions shall control the conduct of such Contest, but the Stockholders' Representative shall have the right to participate in such Contest at the Stockholders' Representative's own expense, and Open Solutions or the Buyer shall not settle, compromise and/or concede such Contest without the consent of the Stockholders' Representative, which consent shall not be unreasonably withheld or delayed.

                  (d) The Buyer and the Stockholders' Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. The Buyer and the Stockholders' Representative shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company (or its income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.01.

         8.02. Allocation of Certain Taxes. Any Taxes for a taxable period beginning before and ending after the Closing Date shall be paid by the Buyer and the portion of any such Taxes allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 8.03, the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 8.02, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

         8.03. Conveyance Taxes. The Stockholders shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) imposed on the Stockholders arising in connection with the consummation of the transactions contemplated by this Agreement.

         9.       Post-Closing Agreements

                  The Stockholders agree that from and after the Closing Date:

         9.01.    Proprietary Information.

                  (a) Each of the Stockholders shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and shall not disclose, publish or make use of the same without the consent of Open Solutions, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholders or as required by applicable law (upon reasonable prior notice to Open Solutions).

                  (b) Each Stockholder agrees that the remedy at law for any breach of this Section 9.01 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 9.01.

         9.02. No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of two (2) years after the Closing Date, no Stockholder nor any Affiliate thereof (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) (individually, an "Affiliate" and collectively "Affiliates") shall

(a) solicit any person who was an employee of the Company on the date hereof or the Closing Date to terminate his employment with Open Solutions (or the Company) or to become an employee of such Stockholder or Affiliate, or (b) hire any person who was such an employee on the date hereof or on the Closing Date; provided, however, that the provisions of this Section 9.02 shall not apply to general solicitations through the media or recruiters (consistent with the past practices of the Company) not specifically directed to any such employee who is not otherwise subject to a non-competition or non-solicitation covenant , and the provisions of this Section 9.02 shall not apply to any employee following the termination of such employee's employment with Open Solutions (or the Company).

         9.03.    Non-Competition Agreement.

                  (a) Except as set forth on Schedule 9.03, for a period of three (3) years after the Closing Date, no Stockholder nor any Affiliate thereof shall, except as an officer or employee of the Company: (i) develop, manufacture, market or sell any product which competes with any existing or proposed product manufactured by the Company on or prior to the Closing Date, or
(ii) engage in any business competitive with the business of the Company as conducted on the date hereof or on the Closing Date, in the United States, Canada or any other country in which the Company conducted its business during the one (1) year prior to the Closing Date.

                  (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 9.03 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Stockholders agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

         10.      Dispute Resolution

                  In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement following the Closing, including, without limitation, the calculation of the Net Current Assets, the Adjusted Purchase Price or any claim for indemnification, the parties hereto shall first use their best efforts and reasonably cooperate with each other to resolve such dispute among themselves, which cooperation shall include, without limitation, furnishing, without cost, access and copies of information, books, records and documents of the Company to each other as are reasonably requested by any party and making employees of the Company reasonably available, without cost, in order to assist the parties in connection with understanding and resolving any dispute.

         11.      Brokers

         11.01. For the Stockholders and the Company. Each of the Stockholders and the Company represent and warrant that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement.

         11.02. For the Buyer. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement.

         12.      Notices

                  Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                 To Open Solutions or the   Thomas N. Tartaro, Esq.
                 Buyer:                     Vice President and General Counsel
                                            Open Solutions Inc.
                                            300 Winding Brook Drive
                                            Glastonbury, Connecticut 06033

                 With a copy to:            John A. Burgess, Esq.
                                            Hale and Dorr LLP
                                            60 State Street
                                            Boston, Massachusetts 02109

                 To the Stockholders:       c/o Peter C. Schmitt
                                            2200 Marina Drive
                                            Naples, Florida 34102

                 With a copy to:            George J. Christopoulos, Esq.
                                            Kerr, Russell and Weber, PLC
                                            Detroit Center, Suite 2500
                                            500 Woodward Avenue
                                            Detroit, Michigan 48226-3427

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

         13.      Successors and Assigns

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholders and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release Open Solutions, the Buyer, the Stockholders or the Company from any obligation or liability under this Agreement.

         14.      Entire Agreement; Amendments; Attachments

                  (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior oral and written and all contemporaneous oral negotiations, obligations, representations, agreements, commitments and understandings between such parties, including, without limitation, the letters of intent among the parties dated January 28, 2004. There are no oral or written representations, warranties, understandings or agreements between the Buyer and any Stockholder (or the Company) which directly or indirectly relate to this Agreement, the Company, the transactions contemplated herein, or otherwise, which are not expressly set forth in this Agreement. Open Solutions, by the consent of its Board of Directors or officers authorized by such Board, and the Stockholders' Representative (who shall have the authority to bind all of the Stockholders) may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Open Solutions and the Stockholders' Representative, and this Agreement may not and shall not be amended orally.

                  (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         15.      Severability

                  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         16.      Investigation of the Parties

                  All representations and warranties contained herein which are made to the actual or other knowledge of a party shall mean they constitute the present and actual knowledge of such party and shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

         17.      Expenses

                  Except as otherwise expressly provided herein, Open Solutions, on the one hand, and the Stockholders, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by the Stockholders or the Stockholders' Representative, including, without limitation, the fees and expenses of counsel to the Stockholders, be billed to or paid by the Company. Each Stockholder shall be responsible for payment of all sales or transfer taxes imposed on such Stockholder arising out of the conveyance of the Shares owned by such Stockholder.

         18.      Press Releases and Announcements

                  No party to this Agreement shall issue any statement or communication to the public relating to the subject matter of this Agreement without the prior written consent of the Buyer and the Stockholders' Representative, which consent shall not be unreasonably withheld; provided, however, that Open Solutions may make any public disclosure either believes in good faith is required by applicable law, regulation or stock market rule.

         19.      Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) which would cause the application of laws of any jurisdiction other than those of the State of Michigan.

         20.      Waiver of Trial By Jury

                  Each of the parties hereto irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement and/or the transactions contemplated hereby.

         21.      Section Headings

                  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         22.      Counterparts

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. A facsimile copy of a signature of any party to this Agreement shall be legally binding upon such party and have the same effect as such party's original signature.

                  [Remainder of Page Intentionally Left Blank.]

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                              OPEN SOLUTIONS INC.

                                              By: /s/ Carl D. Blandino
                                                  ------------------------------
                                                  Name: Carl D. Blandino
                                                  Title: VP & CFO

                                              OSI ACQUISITION SUB, INC.

                                              By: /s/ Carl D. Blandino
                                                  ------------------------------
                                                  Name: Carl D. Blandino
                                                  Title: Secretary/Treasurer

                                              MAXXAR CORPORATION

                                              By: /s/ Peter C. Schmitt
                                                  ------------------------------
                                                  Name: Peter C. Schmitt
                                                  Title: Chairman

                                              STOCKHOLDERS:

                                               /s/ Peter C. Schmitt
                                              ----------------------------------
                                              Peter C. Schmitt

                                              Address: 2200 Marina Dr.
                                                       Naples, Fla 34102

                                               /s/ Robert Chencinski
                                              ----------------------------------
                                              Robert Chencinski

                                              Address: 16278 Forest Lake Dr.
                                                       Northville, MI 48167

                                               /s/ Wyman J. Bolton
                                              ----------------------------------
                                              Wyman J. Bolton

                                              Address: 1233 Vinsetta Blvd.
                                                       Royal Oak, MI 48067

                                               /s/ Mark Lesniak
                                              ----------------------------------
                                              Mark Lesniak

                                              Address: 8489 Woodland Shore Dr.
                                                       Brighton, MI 48114

                                               /s/ Patrick Murphy
                                              ----------------------------------
                                              Patrick Murphy

                                              Address: 2714 Kathleen
                                                       Brighton, MI 48114

                                               /s/ Jeffrey Webb
                                              ----------------------------------
                                              Jeffrey Webb

                                              Address: 9208 Silver Pine Dr.
                                                       South Lyon, MI 48178

                                               /s/ Max Bishop
                                              ----------------------------------
                                              Max Bishop

                                              Address: 5128 Canyon Oaks Dr.
                                                       Brighton, MI 48114

                                Omitted Schedules

         Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Open Solutions Inc. (the "Company") has, with respect to the Stock Purchase Agreement, dated as of February 24, 2004, among MAXXAR Corporation, the Stockholders listed on Schedule I attached thereto, the Company and OSI Acquisition Sub, Inc., omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.